Exhibit 99.1

ARIAD Announces Recommendation of Data Monitoring Committee Following Second Interim Analysis of Phase 3 Succeed Trial of Oral Ridaforolimus, an Investigational mTOR Inhibitor, in Metastatic Sarcomas

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 25, 2010--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that the independent Data Monitoring Committee (DMC) of the Phase 3 SUCCEED trial has completed the second interim efficacy analysis as specified in the study protocol and has recommended that the randomized, placebo-controlled trial of oral ridaforolimus in patients with metastatic sarcomas continue to its final analysis, without modification to the study protocol.

The DMC review comprised approximately two-thirds of the progression-free survival (PFS) events anticipated in the trial. PFS is the primary end-point of the trial. The safety and efficacy of oral ridaforolimus is being evaluated in approximately 650 patients with metastatic soft-tissue and bone sarcomas who have achieved a favorable response to chemotherapy. The DMC also stated that no new safety signals were noted. Full enrollment of the trial was reached in December 2009. The final analysis of PFS is expected in the second half of 2010.

About the Independent DMC

The DMC is an independent, multi-disciplinary group consisting of medical oncologists and a biostatistician, who collectively have extensive experience in the management of patients with sarcomas and in the conduct and oversight of complex global trials. The DMC advises the sponsor regarding the continuing safety of trial subjects and those yet to be recruited to the trial, as well as the continuing validity and scientific merit of the trial. According to the study protocol, the DMC is responsible for undertaking the two interim efficacy analyses.

About the SUCCEED Trial Design and Special Protocol Assessment

The SUCCEED (Sarcoma Multi-Center Clinical Evaluation of the Efficacy of Ridaforolimus) trial is a randomized, double-blind, placebo-controlled Phase 3 study of oral ridaforolimus in patients with metastatic sarcoma who have achieved a favorable response to chemotherapy. Continued treatment with traditional chemotherapeutic drugs has not been established to provide additional clinical benefit after such a response. Absent new alternatives, physicians generally would either continue chemotherapy until the side effects become unacceptable or, more commonly, monitor patients carefully for disease progression (tumor growth) prior to initiating another line of chemotherapy. Therefore, the placebo arm represents the current standard of care for most patients in this clinical setting.

This trial is designed to assess approximately 650 patients who are randomized (1:1) to oral ridaforolimus or placebo at approximately 125 sites. The trial is 90 percent powered to detect a 33 percent increase in median progression-free survival (corresponding to a hazard ratio of 0.75) comparing the ridaforolimus arm with the placebo arm.

ARIAD obtained a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration for the SUCCEED trial. The European Medicines Agency has provided protocol advice regarding the trial design as part of its Protocol Assistance program.

About Sarcoma

Sarcomas are a group of aggressive cancers of connective tissue of the body for which there are currently limited treatment options. Sarcomas can arise anywhere in the body and are divided into two main groups – bone tumors and soft-tissue sarcomas. They are further subdivided based on the type of cell or tissue which the tumor resembles. The American Cancer Society’s (ACS) most recent estimates for soft-tissue sarcomas in the United States are for 2009. The ACS estimates that approximately 10,600 new cases of soft-tissue sarcomas were diagnosed in the United States in 2009, and more than 3,800 Americans will die of the disease. In addition, approximately 2,600 new cases of bone sarcomas were diagnosed in 2009 and nearly 1,500 deaths are estimated. There has been no new systemic agent approved for use in soft-tissue or bone sarcoma in the U.S. for more than 20 years and ridaforolimus could be the first targeted agent to be approved for this patient population.

About Ridaforolimus

Ridaforolimus is a targeted and potent small-molecule inhibitor of the protein mTOR, which acts as a central regulator of protein synthesis, cell proliferation, cell cycle progression and cell survival. In addition to the SUCCEED trial, multiple Phase 2 and Phase 1 clinical trials of ridaforolimus, both alone and in combination with targeted therapies, are ongoing.

Ridaforolimus has been designated both as a fast-track and orphan drug product by the U.S. Food and Drug Administration (FDA) and as an orphan drug by the European Medicines Agency (EMEA) for the treatment of soft-tissue and bone sarcomas. ARIAD licensed the development, manufacture and commercialization of ridaforolimus in oncology indications to Merck in May 2010.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck Sharpe & Dohme Corp. and is in Phase 3 clinical development in patients with advanced sarcomas. ARIAD’s second internally discovered product candidate, AP24534, is an investigational pan-BCR-ABL inhibitor completing Phase 1 clinical development in patients with hematological cancers, notably chronic myeloid leukemia. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the implications of clinical findings and recommendations from interim data analyses, the timing the final analysis in the SUCCEED trial, and the potential clinical opportunities of ridaforolimus. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208